                               JOHN HANCOCK TRUST
              AMENDMENT TO AMENDED AND RESTATED ADVISORY AGREEMENT

     AMENDMENT (the "Amendment") made this 28th day of April, 2008, to the Amended and Restated Advisory Agreement dated January 1, 1996, as amended and restated May 1, 1999, as amended, between John Hancock Trust, a Massachusetts business trust (the "Trust") and John Hancock Investment Management Services, LLC, a Delaware limited liability company ("JHIMS" or the "Adviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.   CHANGE IN APPENDIX A

     Appendix A is revised to add the advisory fee for the following portfolios:

          Growth Equity Trust
          Disciplined Diversification Trust
          Capital Appreciation Value Trust
          (the "Portfolios"):

2.   EFFECTIVE DATE

          The Amendment shall become effective with respect to the Portfolios on the later of:

(i) the date of its execution and (ii) approval by the Board of Trustees of the Trust of the Amendment.

John Hancock Trust


By:
    ---------------------------------
    President


John Hancock Investment Management Services, LLC


By:
    ---------------------------------
    Executive Vice President

                                   APPENDIX A

                               GROWTH EQUITY TRUST
                        DISCIPLINED DIVERSIFICATION TRUST
                        CAPITAL APPRECIATION VALUE TRUST

     The Adviser shall serve as investment adviser for each Portfolio of the Trust listed below. The Trust will pay the Adviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the "Adviser Fee").

     The term Aggregate Net Assets in the chart below includes the net assets of a Portfolio of the Trust. It also includes with respect to certain Portfolios as indicated in the chart the net assets of one or more other portfolios, but in each case only for the period during which the subadviser for the Portfolio also serves as the subadviser for the other portfolio(s) and only with respect to the net assets of such other portfolio(s) that are managed by the subadviser.

     For purposes of determining Aggregate Net Assets and calculating the Adviser Fee, the net assets of the Portfolio and each other fund of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

     The Adviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the "Applicable Annual Fee Rate"). The Adviser Fee for each Portfolio shall be accrued and paid daily to the Adviser for each calendar day. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. Fees shall be paid either by wire transfer or check, as directed by the Adviser.

     If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date of such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

GROWTH EQUITY TRUST

                      FIRST $3 BILLION    BETWEEN $3 BILLION
                        OF AGGREGATE       AND $6 BILLION OF      EXCESS OVER $6 BILLION
PORTFOLIO                NET ASSETS*     AGGREGATE NET ASSETS*   OF AGGREGATE NET ASSETS*
---------             ----------------   ---------------------   ------------------------
Growth Equity Trust        0.750%                0.725%                   0.700%

* Aggregate Net Assets include the net assets of the Growth Equity Trust, a series of John Hancock Trust, and the Rainer Growth Fund, a series of John Hancock Funds III.

DISCIPLINED DIVERSIFICATION TRUST

                                    FIRST $100 MILLION   NEXT $900 MILLION   OVER $1 BILLION
PORTFOLIO                             OF NET ASSETS*       OF NET ASSETS*     OF NET ASSETS*
---------                           ------------------   -----------------   ---------------
Disciplined Diversification Trust          0.80%               0.70%              0.65%

CAPITAL APPRECIATION VALUE TRUST

[If net assets are less than $250 million, the following fee schedule shall apply:

                                   FIRST $250 MILLION OF   EXCESS OVER $250 MILLION OF
PORTFOLIO                                NET ASSETS                NET ASSETS
---------                          ---------------------   ---------------------------
Capital Appreciation Value Trust           0.950%                     0.850%

If net assets equal or exceed $250 million but are less than $2 billion, the following fee schedule shall apply:

                                   FIRST $1 BILLION OF   EXCESS OVER $1 BILLION OF
PORTFOLIO                               NET ASSETS               NET ASSETS
---------                          -------------------   -------------------------
Capital Appreciation Value Trust          0.850%                   0.800%

If net assets equal or exceed $2 billion but are less than $3 billion, the following fee schedule shall apply:

                                   FIRST $500 MILLION OF   EXCESS OVER $500 MILLION
PORTFOLIO                                NET ASSETS             OF NET ASSETS
---------                          ---------------------   ------------------------
Capital Appreciation Value Trust           0.850%                   0.800%

If net assets equal or exceed $3 billion, the following fee schedule shall apply:

PORTFOLIO                          ALL ASSET LEVELS
---------                          ----------------
Capital Appreciation Value Trust        0.800%


                                       A-2